Exhibit 10.6
March 1, 2022

Ms. Patricia K. Collawn
President and Chief Executive Officer
PNM Resources, Inc.
Corporate Headquarters
Albuquerque, NM 87158-1275

Re:    Amendment to the 2020 Long-Term Incentive Plan

Dear Pat:

On March 30, 2020, PNM Resources, Inc. (the “Company”) adopted the 2020 Long-Term Incentive Plan, which was amended for all employees on two occasions and by letter agreement dated December 17, 2020 solely with respect to your benefits (the “Plan”). The Plan was adopted pursuant to the PNM Resources, Inc. 2014 Performance Equity Plan (the “PEP”). As the Company’s President and Chief Executive Officer, you are an eligible participant in the Plan and may be entitled to certain Performance Share Awards, depending on the achievement of the performance metrics during the Performance Period.
The Company entered into an Agreement and Plan of Merger, dated as of October 20, 2020, by and among Avangrid, Inc., NM Green Holdings, Inc. and PNM Resources, Inc. (the “Company”), which was subsequently amended on January 3, 2022 (the “Merger Agreement”). In light of the New Mexico Public Regulation Commission’s December 8, 2021 ruling and the amended Merger Agreement, the Company has determined that it is appropriate to amend the Plan to restore the provision of Performance Shares under the Plan upon your Retirement.
Pursuant to the resolutions adopted by the Company’s Board of Directors on March 1, 2022, the Company hereby amends the Plan as follows effective as of March 1, 2022:
1.The Amendment to the 2020 Long-Term Incentive Plan that was entered between the Company and Patricia K. Collawn on December 17, 2020 is hereby rescinded.
2.Solely as it pertains to Patricia K. Collawn, the fourth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the First Amendment to the Plan is hereby amended and restated in its entirety to read as follows:
•A prorated Performance Share Award will be provided to an Officer who becomes Disabled during the second half of the Performance Period or who has a Separation from Service in the second half of the Performance Period due to death, Retirement, or Impaction. A prorated Performance Share Award will not be paid to an Officer who becomes Disabled or incurs a Separation from Service for any of these reasons
Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389

during the first half of the Performance Period. If an Officer incurs a Separation from Service prior to the last day of the Performance Period for any reason other than as set forth in this paragraph or due to a Qualifying Change in Control Termination, the Officer will not be entitled to receive an Award.
3.Solely as it pertains to Patricia K. Collawn, the eighth bullet point (out of 11 bullet points in the Section) under the “Other Provisions” Section of the Plan is hereby amended and restated in its entirety to read as follows:
•If an individual ceases to be an Officer during a Performance Period but remains employed by the Company or its Affiliates, the Committee may pay a prorated Performance Share Award to the former Officer on such terms and conditions as the Committee deems to be appropriate as long as the individual was an Officer for at least half of the Performance Period. If an individual ceases to be an Officer during the Performance Period and subsequently becomes Disabled or terminates employment due to death, Impaction, or Retirement, the Committee may pay a prorated Performance Share Award to the former Officer, provided the individual was an Officer for at least half of the Performance Period.
4.Solely as it pertains to Patricia K. Collawn, Section 1(b) (Performance Share Awards – Separation from Service; Forfeiture) of Attachment D (2020 Long-Term Incentive Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(b)    Separation from Service; Forfeiture. Unless an Officer qualifies for a full or prorated Award as described in the Plan due to a Qualifying Change in Control Termination, Disability during the second half of the Performance Period or as the result of a Separation from Service during the second half of the Performance Period due to death, Impaction, or Retirement, or as otherwise described in the Plan, the Officer’s Award will be forfeited upon the Officer’s Separation from Service prior to the end of the Performance Period. If the Company terminates an Officer’s employment for Cause during or following the expiration of the Performance Period, all vested and unvested Performance Shares shall be canceled and forfeited immediately, regardless of whether the Officer elects Retirement.
5.Solely as it pertains to Patricia K. Collawn, Section 1(c) (Performance Share Awards – Form and Timing of Delivery of Stock) of Attachment D (2020 Long-Term Incentive
Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389

Plan Terms and Conditions) of the Plan is hereby amended and restated in its entirety to read as follows:
(c)    Form and Timing of Delivery of Stock. All of the Performance Shares awarded and vested pursuant to the Plan will be paid in Stock on or before March 15 of the calendar year following the calendar year in which the Performance Period ends (in other words, by March 15, 2023). The Performance Shares granted under this Plan are intended to fit within the short-term deferral exception to Section 409A of the Code. If the Company determines that the Performance Shares do not qualify for the short-term deferral exception to Section 409A, the restrictions described in Section 18.3 of the PEP will apply to the Performance Shares. If the transaction contemplated by the Merger Agreement closes prior to the end of the Performance Period, pursuant to the Merger Agreement, the “Earned Performance Shares” (as defined in the Merger Agreement) shall be determined prior to the closing of the transaction contemplated by the Merger Agreement. In such instance, except as otherwise provided by Section 18.3 of the PEP, the Earned Performance Shares due to Ms. Collawn shall be delivered to her within thirty (30) days following the earliest of (1) her Qualifying Change in Control Termination, (2) her Disability following the closing of the Merger, (3) her termination of employment following the closing of the Merger due to death, Impaction, or Retirement or (4) between January 1, 2023 and March 15, 2023.
This Letter Amendment amends only the provisions of the Plan as set forth herein. Those provisions not expressly amended by this Letter Amendment shall continue in full force and effect. Notwithstanding the foregoing, this Letter Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and the intent of this Letter Amendment.
Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389

If you are in agreement with the terms of this Letter Amendment, please so indicate by signing and returning to me a signed copy of this letter, which will constitute our binding agreement.
PNM RESOURCES, INC.

By:    /s/ Joseph D. Tarry
Its:    Senior Vice President and Chief
Financial Officer

AGREED,

/s/ Patricia K. Collawn                        4/12/2022
Patricia K. Collawn                        Date

Human Resources, Corporate Headquarters, Albuquerque, NM 87158-0745
Phone: 505-241-2691 Toll-Free 800-640-4692 FAX 505-241-2389